Exhibit 99.1

HUDSON TECHNOLOGIES REPORTS FOURTH Quarter 2020 RESULTS

pearl river, ny – March 3, 2021 – Hudson Technologies, Inc. (NASDAQ: HDSN) announced results for the fourth quarter and year ended December 31, 2020.

For the quarter ended December 31, 2020, Hudson reported revenues of $22.1 million, a decrease of 14% compared to revenues of $25.8 million in the comparable 2019 period. The decrease in revenue was primarily due to decreased volume, as the COVID-19 pandemic and the associated closures of public venues such as commercial and recreational facilities, schools and universities across the U.S. negatively impacted the Company’s end markets and overall demand for refrigerants for much of the year, partially offset by an increase in selling price of certain refrigerants. Gross margin in the fourth quarter of 2020 was 25%, compared to 19% in the fourth quarter of 2019, mainly due to the aforementioned increase in selling price of certain refrigerants. Hudson reported an operating loss of $1.7 million in the fourth quarter of 2020 compared to an operating loss of $4.8 million in the prior year period. The Company recorded a net loss of $4.7 million or ($0.11) per basic and diluted share in the fourth quarter of 2020, compared to a net loss of $10.8 million or ($0.25) per basic and diluted share in the same period of 2019.

For the year ended December 31, 2020, Hudson reported revenues of $147.6 million, a decrease of 9% compared to $162.1 million in 2019. The decrease in revenue was primarily due to decreased volume, related to the pandemic-driven closures described above. Gross margin for full year 2020 improved to 24% compared to gross margin of 11% for the full year 2019. The Company reported operating income of $5.9 million for 2020 compared to an operating loss of $15.8 million in 2019. The Company’s net loss for 2020 was $5.2 million, or ($0.12) per basic and diluted share, compared to a net loss of $25.9 million, or ($0.61) per basic and diluted share in 2019, which included a $9.2 million non-cash inventory adjustment mainly due to declines in selling prices of certain refrigerants during that time period.

Brian F. Coleman, President and Chief Executive Officer of Hudson Technologies commented, “2020 was a challenging year for our industry, characterized by the public health and economic uncertainties caused by the global COVID-19 pandemic. As we begin 2021, we are optimistic that the widespread closures related to the virus will begin to subside and enable the broader re-opening of our economy. With that in mind, we are planning and preparing for the 2021 selling season so that we are ready to meet potential demand as more cooling systems return to operation and we look forward to fully re-engaging with our customers as they continue to come back online.”

Conference Call Information

The Company will host a conference call and webcast to discuss the fourth quarter results today, March 3, 2021 at 5:00 P.M. Eastern Time.

To access the live webcast, log onto the Hudson Technologies website at www.hudsontech.com, and click on “Investor Relations”.

To participate in the call by phone, dial (888) 506-0062 approximately five minutes prior to the scheduled start time. International callers please dial (973) 528-0011. Callers should use entry code: 227063.

A replay of the teleconference will be available until April 3, 2021 and may be accessed by dialing (877) 481-4010. International callers may dial (919) 882-2331. Callers should use conference ID: 40141.

About Hudson Technologies

Hudson Technologies, Inc. is a leading provider of innovative and sustainable solutions for optimizing performance and enhancing reliability of commercial and industrial chiller plants and refrigeration systems. Hudson's proprietary RefrigerantSide® Services increase operating efficiency, provide energy and cost savings, reduce greenhouse gas emissions and the plant’s carbon footprint while enhancing system life and reliability of operations at the same time. RefrigerantSide® Services can be performed at a customer's site as an integral part of an effective scheduled maintenance program or in response to emergencies. Hudson also offers SMARTenergy OPS®, which is a cloud-based Managed Software as a Service for continuous monitoring, fault detection and diagnostics and real-time optimization of chilled water plants. In addition, the Company sells refrigerants and provides traditional reclamation services for commercial and industrial air conditioning and refrigeration uses. For further information on Hudson, please visit the Company's web site at www.hudsontech.com.

Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995

Statements contained herein which are not historical facts constitute forward-looking statements. Such forward-looking statements involve a number of known and unknown risks, uncertainties and other factors which may cause the actual results, performance or achievements of the Company to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements.  Such factors include, but are not limited to, changes in the laws and regulations affecting the industry, changes in the demand and price for refrigerants (including unfavorable market conditions adversely affecting the demand for, and the price of, refrigerants), the Company's ability to source refrigerants, regulatory and economic factors, seasonality, competition, litigation, the nature of supplier or customer arrangements that become available to the Company in the future, adverse weather conditions, possible technological obsolescence of existing products and services, possible reduction in the carrying value of long-lived assets, estimates of the useful life of its assets, potential environmental liability, customer concentration, the ability to obtain financing, the ability to meet financial covenants under existing credit facilities, any delays or interruptions in bringing products and services to market, the timely availability of any requisite permits and authorizations from governmental entities and third parties as well as factors relating to doing business outside the United States, including changes in the laws, regulations, policies, and political, financial and economic conditions, including inflation, interest and currency exchange rates, of countries in which the Company may seek to conduct business, the Company’s ability to successfully integrate any assets it acquires from third parties into its operations, the impact of the current COVID-19 pandemic, and other risks detailed in the Company's 10-K for the year ended December 31, 2019 and other subsequent filings with the Securities and Exchange Commission. The words "believe", "expect", "anticipate", "may", "plan", "should" and similar expressions identify forward-looking statements.  Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date the statement was made.

Investor Relations Contact: John Nesbett/Jennifer Belodeau IMS Investor Relations (203) 972-9200 jnesbett@institutionalms.com	Company Contact: Brian F. Coleman, President & CEO Hudson Technologies, Inc. (845) 735-6000 bcoleman@hudsontech.com

Hudson Technologies, Inc. and Subsidiaries

Consolidated Balance Sheets

(Amounts in thousands, except for share and par value amounts)

	December 31,
	2020	2019
Assets
Current assets:
Cash and cash equivalents	$1,348	$2,600
Trade accounts receivable – net	9,806	8,061
Inventories	44,460	59,238
Prepaid expenses and other current assets	6,528	4,525
Total current assets	62,142	74,424

Property, plant and equipment, less accumulated depreciation	21,910	23,674
Goodwill	47,803	47,803
Intangible assets, less accumulated amortization	23,150	26,012
Right of use asset	6,559	8,048
Other assets	85	192
Total Assets	$161,649	$180,153

Liabilities and Stockholders' Equity
Current liabilities:
Trade accounts payable	$7,644	$10,274
Accrued expenses and other current liabilities	19,417	18,120
Accrued payroll	1,394	724
Current maturities of long-term debt	7,314	3,008
Short-term debt	2,000	14,000
Total current liabilities	37,769	46,126
Deferred tax liability	1,355	1,192
Long-term lease liabilities	3,927	5,742
Long-term debt, less current maturities, net of deferred financing costs	77,976	81,982
Total Liabilities	121,027	135,042

Commitments and contingencies

Stockholders' equity:
Preferred stock, shares authorized 5,000,000: Series A Convertible preferred stock, $0.01 par value ($100 liquidation preference value); shares authorized 150,000; none issued or outstanding	—	—
Common stock, $0.01 par value; shares authorized 100,000,000; issued and outstanding: 43,347,887 and 42,628,560, respectively	433	426
Additional paid-in capital	118,269	117,557
Accumulated deficit	(78,080)	(72,872)
Total Stockholders' Equity	40,622	45,111
Total Liabilities and Stockholders' Equity	$161,649	$180,153

Hudson Technologies, Inc. and Subsidiaries

Consolidated Statements of Operations

(unaudited)

(Amounts in thousands, except for share and per share amounts)

	Three months ended December 31,		Twelve months ended December 31,
	2020	2019	2020	2019
Revenues	$22,110	$25,753	$147,605	$162,059
Cost of sales	16,684	20,989	112,195	144,894
Gross profit	5,426	4,764	35,410	17,165

Operating expenses:
Selling, general and administrative	6,460	8,864	26,644	30,018
Amortization	715	715	2,862	2,931
Total operating expenses	7,175	9,579	29,506	32,949

Operating income (loss)	(1,749)	(4,815)	5,904	(15,784)

Other expense:
Interest expense	(2,918)	(5,990)	(12,330)	(18,911)
Other income (expense)	22	(1)	1,033	9,411
Total other expense	(2,896)	(5,991)	(11,297)	(9,500)

Loss before income taxes	(4,645)	(10,806)	(5,393)	(25,284)

Income tax expense (benefit)	103	(35)	(185)	656

Net loss	$(4,748)	$(10,771)	$(5,208)	$(25,940)

Net loss per common share – Basic	$(0.11)	$(0.25)	$(0.12)	$(0.61)
Net loss per common share – Diluted	$(0.11)	$(0.25)	$(0.12)	$(0.61)
Weighted average number of shares outstanding – Basic	42,881,307	42,628,560	42,710,381	42,613,478
Weighted average number of shares outstanding – Diluted	42,881,307	42,628,560	42,710,381	42,613,478